UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Under Rule 14a-12

BLINK CHARGING CO.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BLINK CHARGING CO.

605 Lincoln Road, 5th Floor

Miami Beach, Florida 33139

Notice of Annual Meeting of Stockholders

To be held on September 2, 2021

To the Stockholders of Blink Charging Co.

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders of Blink Charging Co., a Nevada corporation, will be held on September 2, 2021, at 10:00 a.m., local time, at the Loews Miami Beach Hotel located at 1601 Collins Avenue, Miami Beach, Florida 33139, for the following purposes:

1.	Elect seven directors to the Board of Directors of Blink Charging Co. for a one-year term of office expiring at the 2022 Annual Meeting of Stockholders, with the nominees for election being Michael D. Farkas, Brendan S. Jones, Louis R. Buffalino, Jack Levine, Kenneth R. Marks, Ritsaart J.M. van Montfrans and Carmen M. Perez-Carlton.

2.	Ratify the appointment of Marcum LLP as our independent registered public accounting firm for the year ending December 31, 2021.

3.	Advisory vote to approve executive compensation (“say-on-pay” vote).

4.	Transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

The Board of Directors has fixed the close of business on July 9, 2021 as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and any continuation, postponement or adjournment thereof. Whether or not you plan on attending the Annual Meeting, we encourage you to submit your proxy as soon as possible using one of three convenient methods (i) by accessing the Internet site described in the voting instruction form provided to you, (ii) by calling the toll-free number in the voting instruction form provided to you, or (iii) by signing, dating and returning any proxy card or instruction form provided to you.

We have elected to take advantage of the Securities and Exchange Commission’s rule that allows us to furnish our proxy materials to our stockholders over the Internet. We believe electronic delivery will expedite the receipt of materials and, by printing and mailing a smaller volume, will reduce the environmental impact of our Annual Meeting materials and help lower our costs. On or about July 23, 2021, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) will be mailed to our stockholders. This Notice of Internet Availability will contain instructions on how to access the Notice of Annual Meeting, the Proxy Statement and our 2020 Annual Report on Form 10-K to stockholders online. You will not receive a printed copy of these materials unless you specifically request one. The Notice of Internet Availability contains instructions on how to receive a paper copy of the proxy materials.

By Order of the Board of Directors,

MICHAEL D. FARKAS
Chairman and Chief Executive Officer

Miami Beach, Florida

July 23, 2021

NOTICE REGARDING POTENTIAL IMPACT OF COVID-19 ON ANNUAL MEETING

We currently intend to hold the Annual Meeting in person. However, we are actively monitoring the continued impact of the coronavirus disease, or COVID-19, and are sensitive to the public health and travel concerns that our stockholders may have, as well as protocols that federal, state and local governments have imposed. If it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual meeting format, or changing the time, date or location of the Annual Meeting. If the Annual Meeting were to be held in a virtual only format at the above date and time, via live audio webcast, stockholders could participate and vote at the virtual Annual Meeting by visiting a website to be provided and using your control number to access the Annual Meeting, or if you hold your shares in street name, by following the instructions provided by your broker, bank or other nominee that holds your shares.

Any such change will be announced via press release and the filing of additional proxy materials with the Securities and Exchange Commission, and we will take all reasonable steps necessary to inform other intermediaries in the proxy process (such as any proxy service provider) and other relevant market participants (such as the Nasdaq Capital Market) in the event of such change.

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You may vote in the following ways:

VOTE BY INTERNET www.proxyvote.com	VOTE BY PHONE – 1-800-690-6903	VOTE BY MAIL – envelope included

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern time, the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern time, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Proxy Statement Summary

This summary contains highlights about the upcoming 2021 Annual Meeting of Stockholders. This summary does not contain all of the information that you should consider in advance of the meeting and we encourage you to read the entire Proxy Statement before voting.

2021 Annual Meeting of Stockholders

Date and Time:	September 2, 2021 at 10:00 a.m., local time

Location:	Loews Miami Beach Hotel, 1601 Collins Avenue, Miami Beach, Florida 33139

Record Date:	July 9, 2021

Mail Date:	We intend to mail the proxy materials to our stockholders on or about July 23, 2021

Voting Matters and Board Recommendations

Proposals	Our Board Vote Recommendation
Election of Directors (page 17)	FOR each Director Nominee

Ratification of the Independent Registered Public Accounting Firm (page 31)	FOR

Advisory (Non-Binding) “Say-On-Pay” Vote to Approve Executive Compensation (page 32)	FOR

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Proxy Statement

Information Concerning Voting and Solicitation

The enclosed proxy is solicited on behalf of the Board of Directors of Blink Charging Co., a Nevada corporation, for use at our 2021 Annual Meeting of Stockholders, to be held on September 2, 2021, at 10:00 a.m., local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this Proxy Statement and any business properly brought before the Annual Meeting. Blink Charging Co. may also be referred to as the Company, we, us or our in this Proxy Statement. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. The Annual Meeting will be held at the Loews Miami Beach Hotel located at 1601 Collins Avenue, Miami Beach, Florida 33139.

Our proxy materials are available electronically at www.proxyvote.com. At this website, you will find a complete set of the proxy materials including the Proxy Statement, 2020 Annual Report and form proxy card. You are encouraged to access and review all of the information contained in the proxy materials before submitting a proxy or voting at the meeting.

What You Are Voting On

You will be entitled to vote on the following proposals at the Annual Meeting:

●	The election of seven directors to serve on our Board for a one-year term of office expiring at the 2022 Annual Meeting of Stockholders.

●	The ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the year ending December 31, 2021.

●	An advisory vote to approve executive compensation (“say-on-pay” vote).

●	Any other business as may properly come before the Annual Meeting.

INFORMATION CONCERNING VOTING AND SOLICITATION

Who Can Vote

The Board has set July 9, 2021 as the record date for the Annual Meeting. You are entitled to notice and to vote if you were a stockholder of record of our common stock, par value $0.001 per share, as of the close of business on July 9, 2021. You are entitled to one vote on each proposal for each share of common stock you held on the record date. Your shares may be voted at the Annual Meeting only if you are present in person or your shares are represented by a valid proxy.

Difference between a Stockholder “of Record” and a “Street Name” Holder

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares.

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Shares Outstanding and Quorum

At the close of business on July 9, 2021, there were 42,156,067 shares of our common stock outstanding and entitled to vote at the Annual Meeting. The presence of holders of one-third, or 33.34%, of the outstanding shares of our common stock entitled to vote constitutes a quorum, which is required to hold and conduct business at the Annual Meeting. Shares are counted as present at the Annual Meeting if:

●	you are present in person at the Annual Meeting; or

●	your shares are represented by a properly authorized and submitted proxy (submitted by mail, by telephone or over the Internet).

If you are a record holder and you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if your broker, bank, trust or other nominee submits a proxy covering your shares. Your broker, bank, trust or other nominee is entitled to submit a proxy covering your shares as to certain routine matters such as ratification of independent registered public accountants, even if you have not instructed your broker, bank, trust or other nominee on how to vote on those matters. Please see the subsection “If You Do Not Specify How You Want Your Shares Voted” below. In the absence of a quorum, the Annual Meeting may be adjourned to a day, time and place as determined by the chairman of the meeting.

INFORMATION CONCERNING VOTING AND SOLICITATION

Voting Your Shares

You may vote using any of the following methods:

By Mail — Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Blink stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

By Internet — Stockholders of record may submit proxies by following the Internet voting instructions on their proxy cards. Blink stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for Internet voting availability.

By Telephone — Blink stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

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In Person at the Annual Meeting — Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone or Internet so that your vote will be counted if you later decide not to attend the Annual Meeting. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern time (for stockholders of record), and 11:59 p.m., Eastern time (for shares held beneficially in street name), on September 1, 2021, the day before the meeting date. Stockholders who submit a proxy by Internet or telephone need not return a proxy card or the form forwarded by your broker, bank, trust or other holder of record by mail.

Changing Your Vote

As a stockholder of record, if you submit a proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy prior to the Annual Meeting by (i) delivering a written notice of revocation to the attention of the Corporate Secretary at our executive offices located at 605 Lincoln Road, 5th Floor, Miami Beach, Florida 33139, (ii) duly submitting a later-dated proxy over the Internet, by telephone or by mail, or (iii) attending the Annual Meeting in person and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust or other nominee.

If You Receive More Than One Proxy Card or Notice

If you receive more than one set of proxy materials, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit a proxy by telephone or the Internet, submit one proxy for each proxy card you receive.

How Will Your Shares Be Voted

Stockholders of record as of the close of business on July 9, 2021 are entitled to one vote for each share of our common stock held on all matters to be voted upon at the Annual Meeting. All shares entitled to vote and represented by properly submitted proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

INFORMATION CONCERNING VOTING AND SOLICITATION

If You Do Not Specify How You Want Your Shares Voted

As a stockholder of record, if you submit a signed proxy card or submit your proxy by telephone or Internet and do not specify how you want your shares voted, the person named in the proxy will vote your shares:

●	FOR the election of the seven nominees listed in this Proxy Statement to serve on our Board for a one-year term of office expiring at the 2022 Annual Meeting of Stockholders.

●	FOR the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the year ending December 31, 2021.

●	FOR the advisory approval of Executive Compensation (“say-on-pay” vote).

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A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and the nominee does not have discretionary authority to vote the shares. If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum but will not be considered entitled to vote on all the proposals in question. Brokers generally have discretionary authority to vote on the ratification of the appointment of Marcum LLP as our independent registered public accounting firm, which is considered a “routine” matter. Brokers, however, do not have discretionary authority to vote on the election of directors to serve on our Board or the approval of the Executive Compensation, which are both matters considered “non-routine” under Nasdaq rules.

In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. No stockholder proposal or nomination was received prior to the deadline set forth in our Bylaws and, accordingly, no such matters may be brought to a vote at the Annual Meeting.

Inspector of Election and Counting of Votes

All votes will be tabulated as required by Nevada law, the state of our incorporation, by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to one or more proposals and broker non-votes will be counted as present for purposes of determining a quorum.

Election of Directors. Vote by a plurality of the shares voting is required for the election of directors under Proposal 1. You may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. There is no “against” option. The nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

Ratification of the Independent Registered Accounting Firm. The ratification of the appointment of Marcum LLP requires the affirmative vote of the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 2, the abstention will have the same effect as an AGAINST vote.

Advisory (Non-Binding) “Say-On-Pay” Vote to Approve Executive Compensation for 2020. The approval of the Executive Compensation requires the affirmative vote of the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 3, the abstention will have the same effect as an AGAINST vote. Pursuant to Nasdaq regulations, brokers do not have discretionary voting power with respect to this proposal, and broker non-votes will have no effect on the outcome of the vote.

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy, the Notice and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or staff members. No additional compensation will be paid to our directors, officers or staff members for such services. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at our executive offices located at 605 Lincoln Road, 5th Floor, Miami Beach, Florida 33139 for the ten days prior to the Annual Meeting and also at the Annual Meeting.

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Corporate Governance

Board of Directors Corporate Governance Highlights

Highlights of our corporate governance include the following:

●	Independent Directors. All five of our current directors qualify as independent under Nasdaq regulations.

●	Lead Independent Director. We have a lead independent director who presides over the executive sessions of the Board held without members of management present.

●	Independent Board Committees. The Board has had three standing committees - Audit, Compensation and Nominating and Corporate Governance. Each committee is comprised solely of independent directors.

●	New ESG Committee. In April 2021, we established an Environmental, Social and Governance (“ESG”) Committee, which began as a separate standing committee of the Board in July 2021, to monitor and review our ESG responsiveness.

●	Regular Executive Sessions of Independent Directors. Our independent directors plan to meet privately at least four times per year.

●	Board Authority to Retain Outside Advisors. Our Board and committees have the authority to retain outside advisors.

●	Director Outside Relationships Require Pre-Approval. Without the prior approval of disinterested members of the Board, directors should not enter into any transaction or relationship with the Company in which they will have a financial or a personal interest or any transaction that otherwise involves a conflict of interest.

●	Director Conflicts of Interest. If an actual or potential conflict of interest arises for a director or a situation arises giving the appearance of an actual or potential conflict, the director must promptly inform the other members of the Board. All directors will recuse themselves from any discussion or decision found to affect their personal, business or professional interests.

Director Qualifications and Diversity

Our Nominating and Corporate Governance Committee is responsible for the review of corporate governance, identifying, review the composition of and evaluate the performance of the Board; recommend persons for election to the Board and evaluate director compensation; review the composition of committees of the Board and recommend persons to be members of such committees; review and maintain compliance of committee membership with applicable regulatory requirements; and review conflicts of interest of members of the Board and corporate officers. The committee may use outside consultants to assist in identifying candidates and will also consider advice and recommendations from stockholders, management, and others as it deems appropriate.

When evaluating director nominees, our directors consider the following factors:

●	the current size and composition of the Board and the needs of the Board and the respective committees of the Board;

●	such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like; and

●	other factors that the directors may consider appropriate.

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Our goal is to assemble a Board that brings together a variety of skills derived from high quality business and professional experience.

Board Committees and Charters

The Board has had three standing committees - Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board maintains charters for each of these standing committees. To view the charters of our standing Board committees, please visit our website at https://ir.blinkcharging.com/governance-docs. The Board has also established an Environmental, Social and Governance (“ESG”) Committee, which began as a separate standing committee of our Board in July 2021.

Audit Committee

Our Audit Committee is currently comprised of Jack Levine (chair), Kenneth R. Marks, Ritsaart J.M. van Montfrans and Carmen M. Perez-Carlton. Our Board has determined that each of the directors serving on the Audit Committee meets the requirements for financial literacy under applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and Nasdaq. In addition, our Board has determined that Mr. Levine meets the requirements of a financial expert as defined under the applicable rules and regulations of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Our Board has considered the independence and other characteristics of each existing member and each proposed member of our Audit Committee, and our Board believes that each member meets the independence and other requirements of Nasdaq and the SEC. Our Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.

Our Audit Committee, among other things, is responsible for:

●	selecting and hiring the independent registered public accounting firm to audit our financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	approving audit and non-audit services and fees;

●	reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

●	preparing the Audit Committee report that the SEC requires to be included in our annual proxy statement;

●	reviewing reports and communications from the independent registered public accounting firm;

●	reviewing earnings press releases and earnings guidance;

●	reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;

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●	reviewing our policies on risk assessment and risk management;

●	reviewing related party transactions;

●	establishing and overseeing procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters; and

●	reviewing and monitoring actual and potential conflicts of interest.

During 2020, the Audit Committee met 19 times.

Compensation Committee

Our Compensation Committee is, among other things, responsible for:

●	reviewing, approving and determining, or making recommendations to our Board regarding, the compensation of our executive officers, including our Chief Executive Officer and other executive officers;

●	administering our incentive compensation plans and programs;

●	reviewing and discussing with our management our SEC disclosures; and

●	overseeing our submissions to stockholders on executive compensation matters.

Our Compensation Committee is currently comprised of Ritsaart J.M. van Montfrans (chair), Louis R. Buffalino and Jack Levine. Our Board has considered the independence and other characteristics of each current and anticipated member of our Compensation Committee. Our Board believes that each member of our Compensation Committee meets the requirements for independence under the current requirements of Nasdaq, is a nonemployee director as defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is an outside director as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

Our Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

During 2020, the Compensation Committee met 16 times separately and took action two times by unanimous written consent in lieu of a meeting, as permitted by applicable law.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is currently comprised of Louis R. Buffalino (chair) and Jack Levine. Our Nominating and Corporate Governance Committee operates under a written charter. Under our policy, the independent directors of our Board nominate our directors. When evaluating director nominees, our directors consider the following factors:

●	the current size and composition of the Board and the needs of the Board and the respective committees of the Board;

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●	such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like; and

●	other factors that the directors may consider appropriate.

Our goal is to assemble a Board that brings together a variety of skills derived from high quality business and professional experience.

During 2020, the Nominating and Corporate Governance Committee met three times separately and in conjunction with several meetings of the Board of Directors due to the small size of the Board and the committee’s limited activities.

While we do not have a formal diversity policy for Board membership, the Board does seek to ensure that is membership consists of sufficiently diverse backgrounds, meaning a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In considering candidates for the Board, the independent directors consider, among other factors, diversity with respect to viewpoints, skills, experience and other demographics.

Each of our directors is a member of the National Association of Corporate Directors, an independent nonprofit membership organization of corporate board members that provides governance guidelines to assist directors in discharging their responsibilities and ensuring their commitment to the highest standards of corporate conduct and compliance.

Environmental, Social and Governance Committee

In April 2021, our Board of Directors established an Environmental, Social and Governance (“ESG”) Committee, which began as a separate standing committee of the Board in July 2021. The principal responsibilities and duties of this committee will be to (i) recommend to the Board our company’s overall general strategy concerning environmental, health and safety, corporate social responsibility, sustainability, philanthropy, diversity, equity and inclusion, community issues, political contributions and lobbying and other public policy matters relevant to our company, (ii) oversee our company’s policies, practices and performance and manage our reporting standards with respect to ESG matters, and (iii) report to the Board current and emerging topics relating to ESG matters that may affect the business, operations, performance or public image of our company or are pertinent to us and our stakeholders in support of our evolving global business. Additional information regarding the functions to be performed by the ESG Committee will be set forth in the ESG Committee Charter to be posted on our website.

The ESG Committee is currently comprised of Carmen M. Perez-Carlton (chair), Kenneth R. Marks and Louis R. Buffalino. The committee may include one management director.

Board Role in Risk Oversight

Risk assessment and oversight are integral parts of our governance and management processes. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight.

Our Board oversees an enterprise-wide approach to risk management, which is designed to support the achievement of the Company’s objectives, including the strategic objective to improve long-term financial and operational performance and enhance stockholder value. Our Board believes that a fundamental part of risk management is understanding the risks that we face, monitoring these risks and adopting appropriate control and mitigation of these risks.

The Board discusses risks with our senior management on a regular basis, including as a part of its strategic planning process, annual budget review and approval, and through reviews of compliance issues in the appropriate committees of our Board. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board are structured to oversee specific risks, as follows:

Committee	Primary Risk Oversight Responsibility
Audit Committee	Oversees financial risk, including capital risk, financial compliance risk, internal controls over financial reporting and reporting of violations involving financial risk, internal controls and other non-compliance with our Code of Conduct.

Compensation Committee	Oversees our compensation policies and practices to ensure compensation appropriately incentivizes and retains management and determines whether such policies and practices balance risk-taking and reward in an appropriate manner.

Nominating and Corporate Governance Committee	Oversees the assessment of each Board member’s independence to avoid conflict, determine effectiveness of the Board and committees, and maintain good governance practices through our Corporate Governance Guidelines and Code of Conduct.

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The Board also considers our internal control structure which, among other things, limits the number of persons authorized to execute material agreements, requires approval of our Board for matters outside of the ordinary course and includes our whistleblower policy. This policy establishes procedures for the submission by our employees and consultants, on a confidential and anonymous basis, of complaints and concerns regarding our financial statement disclosures, accounting practices, internal controls or auditing matters, or possible violations of the federal securities laws or the rules or regulations promulgated thereunder. Complaints submitted through this policy are promptly routed to the Chair of our Audit Committee.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics in December 2013. Our Code of Business Conduct and Ethics applies to all our employees, officers and directors, including our principal executive and senior financial officers. A copy of our Code of Business Conduct and Ethics is posted on our website at www.blinkcharging.com. We intend to disclose future amendments to certain provisions of our Code of Conduct and Business Ethics, or waivers of these provisions with respect to executive officers on our website or in our public filings with the SEC. There were no waivers of the Code of Business Conduct and Ethics in 2020. A copy of our Code of Business Conduct and Ethics will be provided without charge to any person submitting a written request to the attention of the Chief Executive Officer at our principal executive office.

Certain Relationships and Related Transactions

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the section titled “Executive Compensation,” the following is a description of each transaction since January 1, 2019 and each currently proposed transaction in which:

●	we have been or are to be a participant;

●	the amount involved exceeded the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years (approximately $229,675); and

●	any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Certain persons who provide services to us, including Michael D. Farkas, our Chairman and Chief Executive Officer, and Aviv Hillo, our General Counsel, also provide services and/or serve as officers or directors of Balance Labs, Inc., a consulting firm controlled by Mr. Farkas that provides business development and consulting services to startup development-stage businesses.

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Director and Executive Officer Indemnification Agreements

Nevada corporation law limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our articles of incorporation do not contain any limiting language regarding director immunity from liability.

We have entered or intend to enter into separate indemnification agreements with all of our directors and executive officers, in addition to indemnification provided for in our Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses, judgments, fines and settlement amounts, among others, incurred by such person in any action or proceeding arising out of such person’s services as a director or executive officer in any capacity. We believe that these provisions in our Bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Related Person Transaction Policy

Our policy with regard to related party transactions is for the Board as a whole to approve any material transactions involving our directors, executive officers or holders of more than 5% of our outstanding shares of common stock.

Director Independence

At least annually, the Nominating and Corporate Governance Committee reviews the independence of each non-employee director and makes recommendations to the Board and the Board affirmatively determines whether each director qualifies as independent. No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a stockholder or officer of an organization that has a relationship with the Company). In addition, in affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member. Each director must keep the Nominating and Corporate Governance Committee fully and promptly informed as to any development affecting a director’s independence.

Our shares of common stock and warrants are listed for trading on the Nasdaq Capital Market. Under the rules of Nasdaq, “independent” directors must make up a majority of a listed company’s board of directors. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent within the meaning of the applicable Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

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The Board has determined that each of our non-employee directors during 2020 (Messrs. Buffalino, Levine, Marks and van Montfrans), as well as Carmen M. Perez-Carlton, who joined our Board in 2021, was independent under the listing standards of Nasdaq and the requirements of the SEC. Messrs. Farkas and Jones are not independent based on their service as employees of our company. In making its independence determinations, the Board reviewed direct and indirect transactions and relationships between each director, or any member of his or her immediate family, and us or one of our subsidiaries or affiliates based on information provided by the director, our records and publicly available information. None of our directors directly or indirectly provides any professional or consulting services to us.

As a result, a majority of our directors are independent, as required under applicable Nasdaq rules. As required under applicable Nasdaq rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Board Leadership Structure

Michael D. Farkas has been a director since 2010, our Chairman of the Board since January 2015 and Chief Executive Officer from 2010 to July 2015 and again since October 2018. We believe that having one person, particularly Mr. Farkas with his wealth of industry and executive management experience, his extensive knowledge of the operations of the Company and his own history of strategic thinking, serve as both Chairman and Chief Executive Officer is the best leadership structure for us because it demonstrates to our employees, customers and stockholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. This unity of leadership promotes strategy development and execution, timely decision-making and effective management of our resources. We believe that we have been well-served by this structure.

As described above, five of our Board nominees are independent. In addition, all of the directors on each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent directors and each of these committees is led by a committee chair. The committee chairs set the agendas for their committees and report to the full Board on their work. As required by Nasdaq, our independent directors meet in executive session without management present as frequently as they deem appropriate, typically at the time of each regular in-person Board meeting. All of our independent directors are highly accomplished and experienced business people in their respective fields, who have demonstrated leadership in significant enterprises and are familiar with Board processes. Our independent directors bring experience, oversight and expertise from outside our company and industry, while our Chairman and Chief Executive Officer and our President and Chief Operating Officer bring company-specific experience and expertise.

Board Meetings

The Board held 17 meetings in 2020 and all of the directors attended at least 75% of the total number of meetings of the Board and committees on which they served. In addition, the Board of Directors took action three times during 2020 by unanimous written consent in lieu of a meeting, as permitted by applicable law. We, and the Board, expect all current directors to attend our annual meetings of stockholders barring unforeseen circumstances or irresolvable conflicts. We do not have a written policy on Board attendance at annual meetings of stockholders; however, we do schedule of Board meeting immediately after the annual meeting for which members attending receive compensation.

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Communication with the Board

Our Annual Meeting of Stockholders provides an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. In addition, any interested party may communicate in writing with any particular director, including our Chairman, any committee of the Board, or the directors as a group, by sending such written communication to our Corporate Secretary at our executive offices located at Blink Charging Co., 605 Lincoln Road, 5th Floor, Miami Beach, Florida 33139. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of our Corporate Secretary, to be inappropriate for submission to the intended recipient(s). The Corporate Secretary or his designee may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company staff members or agents who are responsible for analyzing or responding to complaints or requests. Communications concerning potential director nominees submitted by any of our stockholders will be forwarded to the Chair of the Nominating and Corporate Governance Committee.

Corporate Governance Materials Available on the Blink Website

Our corporate governance principles are intended to provide a set of flexible guidelines for the effective functioning of the Board of Directors and are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements, evolving best practices and other considerations. Many of these principles and policies relating to corporate governance at Blink are available on the Corporate Governance section of our website, https://ir.blinkcharging.com/board-of-directors, including:

●	Audit Committee Charter

●	Compensation Committee Charter

●	Nominating and Corporate Governance Committee Charter

●	Code of Business Conduct and Ethics

You may obtain copies of these materials, free of charge, by sending a written request to: Corporate Secretary, Blink Charging Co., 605 Lincoln Road, 5th Floor, Miami Beach, Florida 33139. Please specify which documents you would like to receive.

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Proposal 1 -

Election of Directors

Our Board of Directors has nominated each of the seven individuals identified below to stand for election at the Annual Meeting, all of whom are currently directors of our company.

The Board nominees, committee involvement and certain other relevant information is set forth below:

Director	Age	Director Since	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Environmental, Social and Governance Committee
Michael D. Farkas	49	2010

Brendan S. Jones	57	2021

Louis R. Buffalino	65	2019		X	X (Chair)	X

Jack Levine	70	2019	X (Chair)	X	X

Kenneth R. Marks	75	2020	X			X

Ritsaart J.M. van Montfrans	49	2019	X	X (Chair)

Carmen M. Perez-Carlton	60	2021	X			X (Chair)

Pursuant to our Bylaws, only our Board of Directors will be able to fill any vacancies on our Board of Directors until the next succeeding Annual Meeting of Stockholders. Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal. Between successive annual meetings, the Board of Directors has the power to appoint one or more additional directors, but not more than half the number of directors fixed at the last stockholder meeting at which directors were elected.

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

Nominees for Election at this Annual Meeting

Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills and experiences which led our Board to conclude that each nominee should serve on the Board at this time. All of our nominees meet the qualifications and skills of our Board of Directors Corporate Governance Guidelines – Criteria for Director Nomination. There are no family relationships among any of our nominee directors or among any of our nominee directors and our executive officers. Our prior director, Donald Engel, is not standing for reelection to the Board at this meeting.

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Michael D. Farkas

Michael D. Farkas has served as our Chief Executive Officer from 2010 to July 2015 and from October 2018 to date. Mr. Farkas has served as a member of the Board since 2010 and has been the Chairman of the Board since January 2015. Mr. Farkas is the founder and manager of FGI, a privately-held investment firm. Mr. Farkas is the founder, a director and the Chief Executive Officer of Balance Labs, Inc., a consulting firm that provides business development and consulting services to startup development stage businesses. Mr. Farkas also currently holds the position of Chairman and Chief Executive Officer of the Atlas Group, in which its subsidiary, Atlas Capital Services, was a broker-dealer that had raised capital for a number of public and private clients until it withdrew its FINRA registration in 2007. Over the last 20 years, Mr. Farkas has established a successful track record as a principal investor across a variety of industries, including telecommunications, technology, aerospace and defense, agriculture, and automotive retail. Mr. Farkas attended Brooklyn College where he studied Finance.

As the Chairman and Chief Executive Officer and one of our largest stockholders, Mr. Farkas leads the Board and guides the Company. Mr. Farkas brings extensive industry knowledge of the Company and a deep background in emerging growth companies and capital market activities. His service as Chairman and Chief Executive Officer creates a critical link between management and the Board.

Brendan S. Jones

Brendan S. Jones has served as our Chief Operating Officer since April 20, 2020. On February 25, 2021, Mr. Jones was appointed by our Board to be the President and was elected to become a member of our Board of Directors. Mr. Jones has more than 25 years of day-to-day operational experience in the electric vehicle (EV) charging, automotive and alternative energy industries and in-depth knowledge in the areas of EV charging sales, technology and infrastructure development. Prior to joining Blink, he served as the Chief Operating Officer of Electrify America, LLC, the United States-based EV subsidiary of Volkswagen Group AG, from September 2016 to March 2020. Mr. Jones was Electrify America’s first employee and is credited with building Electrify America from its original startup concept into one of the largest ultrafast EV charging companies in the world, establishing strategy, design implementation and management teams at Electrify America, negotiating numerous contracts for charging services with leading car makers, retail property owners and EV infrastructure companies, and managing the installation and servicing of thousands of charging stations.

Mr. Jones previously served as Vice President - OEM Strategy and Business Development of EVgo, a subsidiary of NRG Energy which operates EV fast charging stations, from March 2014 to September 2016. Prior to these positions, Mr. Jones served in various leadership positions with Nissan North America, Inc., from April 1994 to March 2015. At Nissan, he assumed increasingly senior positions including Director - Electric Vehicle Sales Operations and Infrastructure Development from 2013 to 2015, Director - Chief Marketing Manager EV Model Line from 2011 to 2013, and Senior Manager of the Nissan LEAF Launch Team from 2009 to 2011. Mr. Jones has been a board member of several EV industry groups including the Electric Drive Transportation Association, a trade association that promotes electric drive technologies and infrastructure (2015 and 2016), and the ROEV Association, a collaboration between EV charging network operators and electric vehicle manufacturers to allow drivers to charge at multiple stations using one card (from 2015 to 2017). Mr. Jones received B.A. and M.A. degrees from George Mason University and a professional certificate from Vanderbilt University for completing the accelerated executive leadership development program.

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Louis R. Buffalino

Louis R. Buffalino became a member of our Board in December 2019. He has been a senior real estate executive for more than 35 years. He is currently a Senior Vice President of Cushman & Wakefield, a global real estate services firm, since 2012. At Cushman & Wakefield, Mr. Buffalino is responsible for institutional property investment sales, site selection, lease negotiations and corporate consulting. Mr. Buffalino has previously worked at other commercial real estate services and investment firms including serving as a Senior Vice President at Jones Lang LaSalle from 2009 to 2012, a First Vice President at CB Richard Ellis from 2002 to 2009, and a First Vice President at Donaldson, Lufkin & Jenrette/Credit Suisse in its corporate real estate group from 2000 to 2002. Mr. Buffalino received a B.A. degree from Providence College.

Mr. Buffalino has extensive experience and contacts working with large property owners, managers and developers, making his input invaluable to the Board’s discussions of EV charging station deployment decisions, and our ongoing sales, marketing and growth strategies.

Jack Levine

Jack Levine became a member of our Board in December 2019. He has been the President of Jack Levine, PA, a certified public accounting firm, since 1984. For more than 35 years, he has been advising corporations on financial and accounting matters and serving as an independent director on numerous boards, frequently as head of their audit committees. Mr. Levine is currently a director and chairman of the audit committee of SignPath Pharma, Inc., a development-stage biotechnology company, since 2010.

Mr. Levine previous board memberships included Provista Diagnostics, Inc., a cancer detection and diagnostics company focused on women’s cancer, from 2011 to 2018 (also serving as chairman of its audit committee); Biscayne Pharmaceuticals, Inc., a biopharmaceutical company discovering and developing novel therapies based on growth hormone-releasing hormone analogs; Grant Life Sciences, a research and development company focused on early detection of cervical cancer, from 2004 to 2008 (also serving as chairman of its audit committee); and Pharmanet, Inc., a global drug development services company providing a comprehensive range of services to pharmaceutical, biotechnology, generic drug and medical device companies, from 1999 to 2007 (also serving as chairman of its audit and other committees). Mr. Levine also served as a director and audit committee chair of Beach Bank, a community bank, from 2000 to 2006, Prairie Fund, a mutual fund, from 2000 to 2006, and Bankers Savings Bank, a community bank, from 1996 to 1998, and was a member of the audit committee of Miami Dade County School Board, the nation’s third largest school system, from 2004 to 2006. Mr. Levine is a certified public accountant licensed by the States of Florida and New York. He also is a member of the National Association of Corporate Directors, Association of Audit Committee Members and American Institute of Certified Public Accountants. Mr. Levine received a B.A. degree from Hunter College of the City University of New York and an M.A. from New York University.

Mr. Levine demonstrates extensive knowledge of complex financial, accounting, tax and operational issues highly relevant to our growing business. Through his decades of service as a board member, he also brings significant working experience in corporate controls and governance.

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Kenneth R. Marks

Kenneth R. Marks became a member of our Board in March 2020. He is currently the President of KRM Energy Advisors LLC, which focuses on providing strategic and financing advice in the clean energy sector. Mr. Marks was previously Managing Director and Head of Power, Utilities and Renewables for the Americas for HSBC from 2011 to 2016, in which he was responsible for leading the bank’s investment banking and commercial banking services for clients in the sector in North and South America, including the provision of strategic advice, financing and other bank products. Prior to HSBC, he worked for Morgan Stanley as an investment banker for 33 years in increasingly senior roles, including as Managing Director in the Global Power and Utility Group. In this role, Mr. Marks provided the full range of Morgan Stanley’s banking products to clients in the sector, including strategic advice, debt and equity financing, and derivatives/hedging. Mr. Marks’ experience at Morgan Stanley also included participation in specialized groups at the investment bank focusing on mergers and acquisitions, financial restructuring, project financing, valuations and corporate finance. Throughout his tenure at Morgan Stanley, Mr. Marks was based in the United States, except for three years when he was based in Hong Kong as Head of M&A and Project Finance for the region.

Mr. Marks is a member of the Board of Directors of the Coalition for Green Capital, a non-profit entity whose mission is to foster development of clean energy and energy efficiency, and Chairman of its Audit Committee. Mr. Marks received a B.S. degree in electrical engineering from Bucknell University, an M.B.A. in industrial management from the Wharton School of the University of Pennsylvania, and a Ph.D. in finance from New York University. For a number of years, Mr. Marks served on the faculty at NYU teaching courses in its M.B.A. program and has published articles in numerous journals including Public Utilities Fortnightly, Energy Biz and Harvard Business Review.

Mr. Marks’ experience in the power, utility and renewable area and his leadership positions at a leading global investment bank, one of the largest global commercial banks and at a non-profit entity applicable to the sector makes his input invaluable to our Board’s discussions of the EV charging and alternative energy markets. He also brings transactional expertise in mergers and acquisitions and capital markets.

Ritsaart J.M. van Montfrans

Ritsaart J.M. van Montfrans became a member of our Board in December 2019. He is an experienced entrepreneur in Europe. He is currently the Chief Executive Officer of Incision Group, a medtech startup in team performance and education, since January 2017, and co-founded and led ScaleUpNation, a growth accelerator for ventures with large scale-up potential, from February 2016 to January 2017, each in Amsterdam, the Netherlands.

In February 2009, Mr. van Montfrans founded NewMotion, which grew to become the leading service provider for electric vehicles in Europe, with the largest public network of charging stations. Mr. van Montfrans served as Chief Executive Officer and International Business Development Director of NewMotion until February 2016, shortly before the company was purchased by Royal Dutch Shell. Prior to NewMotion, Mr. van Montfrans was a partner of H2 Equity Partners, an investment firm in Amsterdam, from September 2002 to February 2009, an engagement manager at McKinsey & Co. in Amsterdam from May 1999 to September 2002, and an associate in the mergers and acquisitions group of J.P. Morgan in London. Mr. van Montfrans received a Master of Science degree in business from the University of Groningen in the Netherlands.

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Mr. van Montfrans’ day-to-day operational leadership of NewMotion and in-depth knowledge of the EV charging market and broad range of companies in the industry (with a focus on Western Europe) make him well qualified to be a member of the Board.

Carmen M. Perez-Carlton

Carmen M. Perez-Carlton became a member of our Board in July 2021. She has been a member of the Board of Directors of Uniti Group Inc., a publicly-traded real estate investment trust (REIT) focused on the acquisition, construction and operation of mission-critical communications infrastructure, since October 2019. She also serves as a member and a financial expert of Uniti’s Audit Committee and as a member of Uniti’s Governance Committee. Ms. Perez-Carlton most recently served as an independent advisor for Crown Castle, Inc., a publicly-traded fiber infrastructure REIT, providing input and strategic guidance on matters related to mergers and acquisitions, strategy and business development opportunities, from January 2017 to July 2019. Previously, she served as President of FPL FiberNet, LLC from 2007 until it was acquired by Crown Castle in January 2017. Ms. Perez-Carlton also served as Vice President, Sales and Marketing and Director, Finance & Accounting with FPL FiberNet, LLC from March 2004 to January 2007. Prior to FPL FiberNet, LLC, Ms. Perez-Carlton served as Assistant Controller and Director, Revenue and Recovery for Florida Power & Light Co. She started her career as an Audit Manager with Deloitte. Ms. Perez-Carlton holds a B.A. degree in Accounting from Florida International University and is a Certified Public Accountant (inactive status). Ms. Perez-Carlton has served on multiple non-profit organization’s boards and was recognized in 2013 by Capacity Media as one of the top ten women in the telecommunications industry.

Ms. Perez-Carlton’s operational, management, financial and accounting expertise gained through her long tenure as a senior executive in the telecommunications industry make her well qualified to be a member of the Board. As a result of this expertise and experience, especially as president of FPL FiberNet, LLC until its sale in January 2017, Ms. Perez-Carlton is uniquely qualified to advise on our growth strategies and M&A activities.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE SEVEN NOMINEES NAMED ABOVE. PROXIES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES UNLESS OTHERWISE.

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Executive Compensation Discussion

Executive Compensation Tables

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our principal executive officer who served as such during all of 2020 (Michael D. Farkas), and our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at the end of 2020 (Brendan S. Jones and Michael P. Rama) (the “Named Executive Officers”).

Summary Compensation Table

	Award Compensation
Name and Principal Position	Year	Salary	Bonus	Stock Awards(4)	Option Awards(4)	All Other Compensation	Total
Michael D. Farkas (1)	2020	$479,999	$120,000	$60,000	$180,000	$103,758	$943,757
Chairman and Chief Executive Officer	2019	$480,102	-	-	-	$68,336	$548,438

Brendan S. Jones (2)	2020	$256,417	$55,000	$72,746	-	$57,336	$441,499
President and Chief Operating Officer	2019	-	-	-	-	-	-

Michael P. Rama (3)	2020	$273,144	$100,000	$110,000	$298,911	$22,444	$804,499
Chief Financial Officer	2019	-	-	-	-	-	-

(1)	Michael D. Farkas serves as our Chairman and Chief Executive Officer and was appointed to these positions in January 2015 and October 2018 (and previously from 2010 to July 2015), respectively. Included in All Other Compensation for Mr. Farkas are (i) company-paid health insurance benefits of $23,883 and $23,877 in 2020 and 2019, respectively, (ii) company-paid car lease and insurance expenses of $40,947 and $44,459 in 2020 and 2019, respectively, and (iii) tax gross-up of $38,928 relating to the vesting of stock awards in 2020.

(2)	Mr. Jones has served as our Chief Operating Officer since April 2020. Included in Bonus for Mr. Jones is a cash signing bonus of $55,000 in accordance with his employment agreement. Included in All Other Compensation for Mr. Jones is company-paid health insurance benefits of $14,183 in 2020 and reimbursement of relocation expenses pursuant to his employment agreement of $43,153 in 2020.

(3)	Mr. Rama has served as our Chief Financial Officer since February 2020. Included in Bonus for Mr. Rama is a cash signing bonus of $50,000 in accordance with his employment agreement. Included in All Other Compensation for Mr. Rama is company-paid health insurance benefits of $22,444 in 2020.

(4)	Represents stock and option awards granted in 2020 and 2019 pursuant to our 2018 Plan. The aggregate grant date fair value of such awards was calculated in accordance with FASB ASC Topic 718. These amounts do not represent actual amounts paid or to be realized. Amounts shown are not necessarily indicative of values to be achieved, which may be more or less than the amounts shown as awards are subject to time-based vesting. The assumptions used in calculating these amounts are discussed in Note 12 of the Notes to Consolidated Financial Statements included in our 2020 annual report.

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Employment and Management Contracts, Termination of Employment and Change in Control Agreements

Michael D. Farkas Employment Agreement

On May 28, 2021, we entered into a new employment agreement with Michael D. Farkas, our Executive Chairman and Chief Executive Officer, pursuant to which Mr. Farkas will continue to serve as our Executive Chairman and Chief Executive Officer. The term of the employment agreement is January 1, 2021 through December 31, 2023. Mr. Farkas will continue to devote his full-time business efforts, attention, energy and skill to the performance of his employment towards furthering the interests of our company and its affiliates.

Under the employment agreement, Mr. Farkas will receive a base salary of $800,000 for 2021 and $850,000 and $900,000 for 2022 and 2023, respectively. Mr. Farkas will be eligible to receive an annual performance bonus (payable in cash and securities), with a target bonus of 100% of his base salary, with Mr. Farkas eligible to receive up to 200% of his base salary based on the achievement of key performance indicators established by the Board of Directors and Mr. Farkas. Mr. Farkas will receive equity awards (one-half in restricted stock and one-half in stock options) with a target aggregate value of $1,000,000, with the actual amount determined by the achievement of the key performance indicators during each year of the employment term. Mr. Farkas also received a special performance option exercisable into 475,285 shares, which will vest if our stock price on the NASDAQ exchange reaches and remains on average for a period of 20 consecutive market days at a closing price of $90 per share during the four-year term of the option. Additionally, Mr. Farkas received one-time awards and payments in satisfaction of his 2020 bonuses, equity awards, and a salary catch-up since the expiration of his prior agreement in June 2020.

The employment agreement provides that, if Mr. Farkas is terminated without cause, resigns for good reason, dies or becomes disabled during the term of employment, he will receive his base salary for the remainder of the employment term and payment of 2.6 times his target performance bonus/equity awards and base salary. In the event of a termination without cause or resignation for good reason within nine months prior to or 18 months following a change in control, the multiple in the previous sentence will be 3.5 times.

The employment agreement also contains covenants (a) restricting Mr. Farkas from engaging in any activities competitive with our business during the term of employment and one year thereafter, (b) prohibiting Mr. Farkas from disclosure of confidential information regarding our company at any time, and (c) confirming that all intellectual property developed by Mr. Farkas which specifically relates to the EV charging business constitutes our sole and exclusive property.

The employment agreement provides that a commission sales agreement entered into on November 17, 2009 between an entity controlled by Mr. Farkas and a predecessor of our company will remain suspended and no payments will be due thereunder for as long as Mr. Farkas is a full-time employee of our company and is paid a monthly salary of at least $30,000. Finally, we and Mr. Farkas agreed to resolve a dispute over Mr. Farkas’ transfer of 260,000 shares of our common stock to a prior institutional investor through a settlement agreement and payment of $1,000,000 to Mr. Farkas by us.

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Brendan S. Jones Employment Agreement

We entered into an Employment Offer Letter, dated as of March 29, 2020, with Brendan S. Jones to become our Chief Operating Officer commencing on April 20, 2020. The Offer Letter extends for a two-year term expiring on April 20, 2022 and is automatically renewable for an additional one-year period unless we provide notice of non-renewal prior to the initial termination date. The Offer Letter provides that Mr. Jones is entitled to receive an annual base salary of $350,000, payable in regular installments in accordance with our general payroll practices. Mr. Jones will be eligible for an annual performance cash bonus of 40% of his base salary based on the satisfaction of certain key performance indicators set with the Board’s Compensation Committee. Mr. Jones also received a cash signing bonus of $55,000 and an equity signing bonus of $70,000 worth of our common stock, which shares vested on April 20, 2021.

If Mr. Jones’s employment is terminated by us other than for Cause (which includes willful material misconduct and willful failure to materially perform his responsibilities to our company), he is entitled to receive severance equal to 12 months of his base salary or such lesser number of months actually worked. If there is a buy-out or a “change of control,” Mr. Jones will be entitled to obtain his base salary for a period of 12 months as a severance payment. Mr. Jones is also entitled to relocation assistance in an amount of up to $35,000, a car allowance of up to $1,000 per month, inclusive of insurance, and other employee benefits in accordance with our policies.

As part of executing the Offer Letter, Mr. Jones entered into our standard Employee Confidentiality and Assignment of Inventions Agreement prohibiting Mr. Jones from disclosure of confidential information regarding our company, restricting Mr. Jones from engaging in any activities competitive with our business and confirming that all intellectual property developed by Mr. Jones relating to our business constitutes our exclusive property.

Michael P. Rama Employment Agreement

In February 2020, we entered into an Employment Offer Letter with Michael P. Rama. Pursuant to the Offer Letter, Mr. Rama agreed to devote his full business efforts and time to our company as its Chief Financial Officer. The Offer Letter extends for a term expiring on February 10, 2022 and is automatically renewable for an additional one-year period. The Offer Letter provides that Mr. Rama is entitled to receive an annual base salary of $300,000, payable in regular installments in accordance with our general payroll practices. Mr. Rama will be eligible for an annual performance cash bonus of 25% of his base salary based on the satisfaction of certain key performance indicators set with the Board’s Compensation Committee. Mr. Rama will be entitled to receive equity awards under our 2018 Incentive Compensation Plan with an aggregate annual award value equal to 50% of his base salary in the form of restricted stock and stock options. Mr. Rama also received a $50,000 cash signing bonus.

If Mr. Rama’s employment is terminated by us other than for Cause (which includes willful material misconduct and willful failure to materially perform his responsibilities to us), he is entitled to receive severance equal to up to 12 months of his base salary. If there is a buy-out or a “change of control,” Mr. Rama will also be entitled to obtain his base salary for a period of 12 months as a severance payment. Mr. Rama is entitled to vacation and other employee benefits in accordance with our policies.

As part of executing the Offer Letter, Mr. Rama entered into our standard Employee Confidentiality and Assignment of Inventions Agreement prohibiting Mr. Rama from disclosure of confidential information regarding our Company, restricting Mr. Rama from engaging in any activities competitive with our business and confirming that all intellectual property developed by Mr. Rama relating to our business constitutes our exclusive property.

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Aviv Hillo Employment Agreement

In September 2020, we entered into an Employment Offer Letter with Aviv Hillo. Pursuant to the Offer Letter, Mr. Hillo agreed to devote his full business efforts and time to our company as our General Counsel. The Offer Letter extends for a term expiring on June 19, 2022 and is automatically renewable for an additional one-year period. The Offer Letter provides that Mr. Hillo is entitled to receive an annual base salary of $300,000, payable in regular installments in accordance with our general payroll practices. Mr. Hillo will be eligible for an annual performance cash bonus of 25% of his base salary based on the satisfaction of certain key performance indicators set with the Board’s Compensation Committee. Mr. Hillo will be entitled to receive equity awards under our 2018 Incentive Compensation Plan with an aggregate annual award value equal to 50% of his base salary in the form of restricted stock and stock options.

If Mr. Hillo’s employment is terminated by us other than for Cause (which includes willful material misconduct and willful failure to materially perform his responsibilities to us), he is entitled to receive severance equal to up to 12 months of his base salary. If there is a buy-out or a “change of control,” Mr. Hillo will also be entitled to obtain his base salary for a period of 12 months as a severance payment. Mr. Hillo is entitled to vacation and other employee benefits in accordance with our policies.

As part of executing the Offer Letter, Mr. Hillo entered into our standard Employee Confidentiality and Assignment of Inventions Agreement prohibiting him from disclosure of confidential information regarding our company, restricting him from engaging in any activities competitive with our business and confirming that all intellectual property developed by him relating to our business constitutes our exclusive property. Beginning in 2021, as a result of his significant participation in our business activities, we have determined that Mr. Hillo is an executive officer of our company.

Donald Engel Employment Agreement

Effective January 9, 2020, Donald Engel entered into an employment agreement with us. The employment agreement with Mr. Engel extends for a term expiring on January 9, 2021, subject to automatic renewal for two additional one-year periods if not otherwise previously terminated by either party. Pursuant to the employment agreement, Mr. Engel has agreed to devote his attention, energy and skills to our business as a business development officer by introducing potential customers to us and assisting us in establishing strategic partnerships. The employment agreement provides that Mr. Engel will receive a base salary at an annual rate of $175,000 for services rendered in such position. In addition, he will be eligible to earn stock options to purchase up to 700,000 shares of our common stock, in increments of 140,000 options on each occasion that we execute an agreement for the sale or deployment of electric vehicle charging stations or ancillary eco-friendly energy products with a customer he has introduced to us. The stock options will have an exercise price equal to the closing market price of our common stock immediately prior to the issuance date, expire five years after the issuance date and be subject to the terms of our 2018 Incentive Compensation Plan. Mr. Engel is not standing for reelection to the Board at this meeting.

The employment agreement provides for termination by us for cause upon conviction of a felony, misconduct resulting in significant economic or reputational harm to us, any act of fraud or a material breach of his obligations to us. Upon a change of control of our company, Mr. Engel’s employment will terminate and he will be entitled to all unpaid and outstanding salary and expenses due through the termination date. The employment agreement also contains covenants restricting Mr. Engel from engaging in any activities competitive with our business during the term of the employment agreement and two years thereafter and prohibiting him from disclosure of confidential information regarding us at any time.

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Retirement and Savings Plan – 401(k)

We maintain a tax qualified retirement plan (the “401(k) Plan”) that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may participate in the 401(k) Plan on the entry date coincident with or following the date they meet the 401(k) Plan’s age and service eligibility requirements. The entry date is either January 1 or July 1. In order to meet the age and service eligibility requirements, otherwise eligible employees must be age 21 or older and complete three consecutive months of employment. Participants are able to defer up to 100% of their eligible compensation subject to applicable annual Code limits. All participants’ interest in their deferrals are 100% vested when contributed. Currently, the 401(k) Plan does not provide for any matching contributions on employee deferrals.

Incentive Compensation Plans

As of December 31, 2020, stock options to purchase an aggregate of 572,838 shares of common stock and 1,177,937 restricted shares of our common stock were outstanding and initially issued to employees and consultants under previous incentive compensation plans.

In July 2018, our Board adopted the Blink Charging Co. 2018 Incentive Compensation Plan (the “2018 Plan”). The holders of a majority of our shares of common stock approved the 2018 Plan at our stockholders meeting held on September 7, 2018. The 2018 Plan enables us to grant stock options, restricted stock, dividend equivalents, stock payments, deferred stock, restricted stock units, stock appreciation rights, performance share awards, and other incentive awards to employees, directors, consultants and advisors, and to improve our ability to attract, retain and motivate individuals upon whom our sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in us. Stock options granted under the 2018 Plan may be non-qualified stock options or incentive stock options, within the meaning of Section 422(b) of the Internal Revenue Code of 1986, except that stock options granted to outside directors and any consultants or advisers providing services to us or an affiliate shall in all cases be non-qualified stock options. The option price must be at least 100% of the fair market value on the date of grant and if, issued to a 10% or greater stockholder, must be at least 110% of the fair market value on the date of the grant.

The 2018 Plan is administered by the Compensation Committee of the Board, which has discretion over the awards and grants thereunder. The aggregate maximum number of shares of common stock for which stock options or awards may be granted pursuant to the 2018 Plan is 5,000,000, as adjusted. No awards may be issued on or after September 7, 2028. Through December 31, 2020, we have granted an aggregate of 563,538 stock option awards under the 2018 Plan, including the grants described below to our executive officers, directors and consultants.

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Outstanding Equity Award Table (at Fiscal Year End)

The following table provides information on outstanding equity awards as of December 31, 2020 to the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares of units that have not vested	Equity incentive plan awards: Number of unearned shares, units or other rights vested	Equity Incentive plan awards: Market or payout value of unearned shares, units or other not vested(1)

Michael D. Farkas	100	-	-	$9.00	02/10/21	-	$-	-	$-
Michael D. Farkas	100	-	-	$7.50	02/12/21	-	$-	-	$-
Michael D. Farkas	100	-	-	$8.50	02/23/21	-	$-	-	$-
Michael D. Farkas	100	-	-	$16.50	03/29/21	-	$-	-	$-
Michael D. Farkas	100	-	-	$18.50	03/31/21	-	$-	-	$-
Michael D. Farkas	200	-	-	$2.53	12/13/23	-	$-	-	$-
Michael D. Farkas	100	-	-	$2.17	12/13/23	-	$-	-	$-
Michael D. Farkas	100	-	-	$2.50	12/13/23	-	$-	-	$-
Michael D. Farkas	15,000	-	-	$5.25	12/13/23	-	$-	-	$-
Michael D. Farkas	7,000	-	-	$30.00	12/13/23	-	$-	-	$-
Michael D. Farkas	8,240	-	-	$37.50	12/13/23	-	$-	-	$-
Michael D. Farkas	100	-	-	$6.00	12/13/23	-	$-	-	$-
Michael D. Farkas	100	-	-	$3.52	12/13/23	-	$-	-	$-
Michael D. Farkas	100	-	-	$2.63	12/13/23	-	$-	-	$-
Michael D. Farkas	100	-	-	$3.30	04/16/24	-	$-	-	$-
Michael D. Farkas	4,200	-	-	$3.06	05/13/24	-	$-	-	$-
Michael D. Farkas	100	-	-	$2.55	06/06/24	-	$-	-	$-
Michael D. Farkas	100	-	-	$2.99	08/21/24	-	$-	-	$-
Michael D. Farkas	100	-	-	$2.61	10/21/24	-	$-	-	$-
Michael D. Farkas	100	-	-	$2.33	12/17/24	-	$-	-	$-
Michael D. Farkas	100	-	-	$2.51	03/09/25	-	$-	-	$-
Michael D. Farkas	100	-	-	$1.89	04/29/25	-	$-	-	$-
Michael D. Farkas	100	-	-	$2.66	06/17/25	-	$-	-	$-
Michael D. Farkas	100	-	-	$25.59	12/04/25	-	$-	-	$-
Michael D. Farkas	100	-	-	$26.41	12/07/25	-	$-	-	$-
Michael D. Farkas	100	-	-	$31.13	12/11/25	-	$-	-	$-
Michael D. Farkas	-	-	37,543	$2.01	04/20/26	-	$-	-	$-
Michael D. Farkas	-	-	36,916	$2.01	04/20/27	-	$-	-	$-
Michael D. Farkas	-	-	36,372	$2.01	04/20/28	-	$-	-	$-
Brendan S. Jones (2)	-	-	-	$-	-	-	$-	7,839	$335,117
Michael P. Rama	-	-	50,000	$2.20	02/07/26	-	$-	-	$-
Michael P. Rama	-	-	50,000	$2.20	02/07/27	-	$-	-	$-
Michael P. Rama	-	-	50,000	$2.20	02/07/28	-	$-	-	$-
Michael P. Rama (3)	-	-	-	$-	-	-	$-	50,000	$2,137,500

(1)	Calculated by multiplying the number of shares of common stock by $42.75, which is the quoted market price per share of our common stock as of December 31, 2020.
(2)	These shares vested on April 20, 2021.
(3)	These shares vested or vest in three equal annual increments on February 7, 2021, 2022 and 2023, subject to immediate vesting upon an event constituting a change of control of our company.

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Director Compensation Discussion

Compensation of Directors

The following table provides information for 2020 regarding all compensation awarded to, earned by or paid to each person who served as a director for all or some portion of 2020:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option/Warrants Awards(4)	All Other Compensation (2)	Total
Louis R. Buffalino	$86,324	$50,000	$-	$462,410	$598,734

Jack Levine	127,648	65,000	-	601,139	793,787

Kenneth R. Marks	67,505	50,000	-	495,977	613,482

Ritsaart J.M. van Montfrans	76,500	50,000	-	771,756	898,256

Donald Engel (3)	171,073	-	287,000	-	458,073

Total	$529,050	$215,000	$287,000	$2,331,282	$3,362,332

(1)	Mr. Levine was awarded 2,312 shares of restricted stock and Messrs. Buffalino, Marks and van Montfrans were each awarded 1,778 shares of restricted stock. These awards were granted pursuant to the 2017 Board Plan with respect to service as a director during the 2021 fiscal year. The shares vest on the earlier of (a) November 24, 2021 or (b) the date preceding the next annual meeting of stockholders of the Company.

(2)	Reflects tax gross-up payments related to the vesting of 23,419 (Mr. Buffalino), 30,445 (Mr. Levine), 25,119 (Mr. Marks) and 23,419 (Mr. van Montfrans) shares of restricted stock awarded pursuant to the 2017 Board Plan as a result of the vesting on November 23, 2020 of the annual award to our non-employee directors granted on December 12, 2019 for Messrs. Buffalino, Levine and van Montfrans and on March 19, 2020 for Mr. Marks.

(3)	Mr. Engel received compensation pursuant to the terms of his employment agreement.

(4)	Represents option award granted in 2020 pursuant to our 2018 Plan which was immediately vested. The aggregate grant date fair value of such award was calculated in accordance with FASB ASC Topic 718. This amount does not represent actual amounts paid or to be realized. Amounts shown are not necessarily indicative of values to be achieved. The assumptions used in calculating this amount is discussed in Note 12 of the Notes to Consolidated Financial Statements included in our 2020 annual report.

Agreements Regarding Board Service

In December 2017, the Board approved a Board compensation plan (the “2017 Board Plan”). The 2017 Board Plan applied to the entire Board from November 1, 2017 through February 16, 2018. Since that date, the 2017 Board Plan only applies to the non-employee members of the Board. The employee members of the Board are no longer paid separate compensation for serving on the Board. The 2017 Board Plan superseded all prior compensation arrangements with the Board members.

Pursuant to the 2017 Board Plan, each non-employee member of the Board receives an annual cash retainer of $60,000. The lead independent director of the Board (currently, Mr. Levine) receives a supplemental annual cash retainer in an amount $30,000. Each non-employee member of the Board that serves in a chairperson role or as a member of a committee receives a supplemental annual cash retainer in an amount equal to the corresponding role: (i) Chair of the Audit Committee - $15,000; Member of the Audit Committee - $7,500; (ii) Chair of the Compensation Committee - $10,000; Member of the Compensation Committee - $5,000; and (iii) Chair of the Nominating and Corporate Governance Committee - $10,000; Member of the Nominating and Corporate Governance Committee - $5,000. Each non-employee member of the Board receives $1,500 for each in-person Board meeting and $500 for each telephone Board meeting. The annual and supplemental cash retainers are payable quarterly during the last month of each quarter. We also reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending Board and company meetings or events.

In addition, each year on the date of the annual meeting of stockholders, each non-employee director will receive an annual award for the number of shares of our common stock that have a market value of $50,000 based on the closing price of the common stock on the last business day preceding the grant date. The lead independent director will receive an additional annual award for the number of shares of our common stock that have a market value of $15,000. The stock award will fully vest the sooner of (i) 12 months from grant or (ii) one day before the following year’s annual meeting. All stock awards will include a cash payment upon vesting to cover expected ordinary income tax charges and will be calculated at the highest individual personal income tax rate.

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Ownership of Equity Securities of the Company

Security Ownership of Directors and Executive Officers

The following table sets forth certain information regarding our shares of common stock beneficially owned as of July 9, 2021, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each Named Executive Officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days after such date upon the exercise of stock options, warrants or convertible securities. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days after July 9, 2021. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons, any shares that such person or persons has the right to acquire within 60 days after July 9, 2021 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Name of Beneficial Owner (1)	Number		Percent (2)

Michael D. Farkas	6,738,332	(3)	16.0%

Brendan S. Jones	8,440		*

Michael P. Rama	100,821	(4)	*

Aviv Hillo	33,141		*

Louis R. Buffalino	25,197		*

Donald Engel	140,100	(5)	*

Jack Levine	103,044		*

Kenneth R. Marks	36,897		*

Ritsaart J.M. van Montfrans	25,197		*

Carmen M. Perez-Carlton	-		*

Susquehanna Securities, LLC	2,141,783	(6)	5.1%

All directors and executive officers as a group (10 persons)	7,211,169	(7)	17.1%

* Less than 1% of the outstanding shares.

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(1) Each person maintains a mailing address at c/o Blink Charging Co., 605 Lincoln Road, 5th Floor, Miami Beach, Florida 33139.

(2) Applicable percentage ownership is based on 42,156,067 shares of common stock outstanding as of July 9, 2021.

(3) Represents (i) 1,216,798 shares of common stock owned directly, (ii) 4,197,616 shares of common stock held by Farkas Group Inc., of which Mr. Farkas is the President and has voting and investment power with respect to such shares, (iii) 81,441 shares of common stock held by Balance Group LLC, of which Mr. Farkas is the managing member and has voting and investment power with respect to such shares, (iv) 7,200 shares of common stock held by the Michael D. Farkas Charitable Foundation, of which Mr. Farkas is the trustee and has voting and investment power with respect to such shares, (v) 80 shares of common stock held by Farkas Family Irrevocable Trust, of which Mr. Farkas is the trustee and has voting and investment power with respect to such shares, (vi) 15,000 shares of common stock held by Mr. Farkas’ minor children, (vii) 74,283 shares of common stock issuable upon the exercise of stock options, and (viii) 1,145,914 shares of common stock issuable upon the exercise of warrants. For purposes of voting, on an actual basis, Mr. Farkas owns 13.1% of the outstanding shares.

Additionally, Mr. Farkas has a less than 5% ownership interest in Ardour Capital Investments LLC and Ardour Capital Partners LLC, which, to the Company’s knowledge, own 42,771 shares and 14,117 shares of common stock, respectively. Mr. Farkas has no voting or investment power with respect to the shares of common stock held by the Ardour Capital entities, and their ownership interests are not included in the shares of common stock beneficially owned by Mr. Farkas.

Excludes a special performance option exercisable into 475,285 shares, which will vest if our stock price on the NASDAQ exchange reaches and remains on average for a period of 20 consecutive market days at a closing price of $90 per share during the four-year term of the option, as described under “Employment and Management Contracts, Termination of Employment and Change in Control Agreements – Michael D. Farkas Employment Agreement.”

(4) Includes 50,000 shares of common stock issuable upon the exercise of stock options.

(5) Represents shares of common stock issuable upon the exercise of stock options.

(6) Based solely on the Schedule 13G filed on February 16, 2021 by G1 Execution Services, LLC, Susquehanna Fundamental Investments, LLC, and Susquehanna Investment Group and Susquehanna Securities, LLC. The address for G1 Execution Services, LLC is 175 W. Jackson Blvd., Suite 1700, Chicago, IL 60604, and the address for the other stockholders is 401 E. City Avenue, Suite 220, Bala Cynwyd, PA 19004.

(7) Includes currently exercisable stock options and warrants to purchase an aggregate of 1,410,297 shares of common stock.

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Proposal 2 -

Ratification of the Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Marcum LLP as our independent registered public accounting firm for the year ending December 31, 2021, and the Board has directed that management submit this selection for ratification by the stockholders at our 2021 Annual Meeting. Marcum has served as our independent registered public accounting firm and has audited our financial statements since 2014. The Audit Committee periodically considers whether there should be a rotation of our independent registered public accountants. The members of the Audit Committee believe that the continued retention of Marcum as our independent registered public accountants is in the best interests of the Company.

Stockholder ratification of the appointment of Marcum as our independent registered public accounting firm is not required. The Board is submitting the selection of Marcum to the stockholders for ratification because we believe it is a matter of good corporate governance practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Marcum, but still may retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our stockholders.

Representatives of Marcum are expected to attend the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders. Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories, are as follows:

Audit Fees

For our fiscal years ended December 31, 2020 and 2019, we were billed approximately $261,034 and $233,257, respectively, for professional services rendered by our independent auditors for the audit and review of our financial statements.

Audit Related Fees

There were no fees for audit related services rendered by our independent auditors for the years ended December 31, 2020 and 2019.

Tax Fees

For our fiscal years ended December 31, 2020 and 2019, there were no fees for professional services rendered by our independent auditors for tax compliance, tax advice and tax planning.

All Other Fees

For our fiscal years ended December 31, 2020 and 2019, we were billed approximately $56,135 and $0, respectively, for professional services rendered by our independent auditors related to procedures required to the Registration Statement on Form S-3 for the ATM filed with the SEC.

Pre-Approval Policies

All audit and non-audit services provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee uses the following procedures in pre-approving all audit and non-audit services provided by our independent registered public accounting firm. At or before the first meeting of the Audit Committee each year, the Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by our independent registered public accounting firm during the year. Quarterly, the Audit Committee is presented with an update of any new audit and non-audit services to be provided. The Audit Committee reviews the quarterly update and approves the services outlined therein if such services are acceptable to the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROXIES WILL BE VOTED “FOR” RATIFICATION UNLESS OTHERWISE SPECIFIED.

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Proposal 3 –

Advisory Vote to Approve Executive Compensation (“Say-on-Pay” Vote)

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution on the compensation of our Principal Executive Officer, our Principal Financial Officer and our President and Chief Operating Officer, being our Named Executive Officers, at the Annual Meeting:

“RESOLVED, that the compensation paid to Blink’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, the accompanying compensation tables and the related narrative discussion, is hereby APPROVED.”

This advisory vote, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive pay program. The Board recommends a vote “FOR” this resolution because it believes that Blink’s executive compensation, described in Executive Compensation Discussion in this Proxy Statement, is effective in achieving the Company’s goals of rewarding financial and operating performance and the creation of stockholder value.

Our Board and Compensation Committee believe that there should be a strong relationship between pay and corporate performance, and our executive compensation program reflects this belief. While the overall level and balance of compensation elements in our compensation program are designed to ensure that Blink can retain key executives and, when necessary, attract qualified new executives to the organization, the emphasis of Blink’s compensation program is linking executive compensation to business results and intrinsic value creation, which is ultimately reflected in increases in stockholder value.

We urge you to read the Summary Compensation Table and related compensation tables and narrative, appearing on pages 22 through 27, which provide detailed information on our compensation philosophy, policies and practices and the compensation of our Named Executive Officers.

Because the vote on this proposal is advisory in nature, it is not binding on Blink, the Board or the Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any Named Executive Officer and will not overrule any decisions made by the Board or the Compensation Committee. Because we highly value the opinions of our stockholders, however, the Board and the Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

Under Nevada law and our Bylaws, if a quorum is present, this matter will be approved if the number of votes cast in favor of the matter exceeds the number of votes cast in opposition to the matter. Broker non-votes occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the beneficial owner of the shares and the firm does not have the authority to vote the shares in its discretion. Shares abstaining from voting and shares as to which a broker non-vote occurs are considered present for purposes of determining whether a quorum exists, but are not considered votes cast or shares entitled to vote with respect to such matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS
A “SAY-ON-PAY” VOTE “FOR” APPROVAL OF EXECUTIVE COMPENSATION FOR 2020.
PROXIES WILL BE VOTED “FOR” APPROVAL UNLESS OTHERWISE SPECIFIED.

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Form 10-K

The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which contains the consolidated financial statements of the Company for the year ended December 31, 2020, accompanies this Proxy Statement, but is not a part of the Company’s soliciting materials.

Stockholders may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to: Corporate Secretary, Blink Charging Co., 605 Lincoln Road, 5th Floor, Miami Beach, Florida 33139. The Company’s Annual Report on Form 10-K is also available online at the Company’s website at https://ir.blinkcharging.com/all-sec-filings. A list of exhibits is included in the Form 10-K and exhibits are available from the Company upon the payment to the Company of the cost of furnishing them.

Other Matters

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required to by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us, or representations from certain reporting persons that no year-end Forms 5 were required for those persons, we believe that, during the year ended December 31, 2020, all filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with, except late Form 4 filings by Messrs. Engel, Farkas, Rama and Jones, due to administrative delays.

Stockholder Proposals and Director Nominations

Stockholders are entitled to submit proposals on matters appropriate for stockholder action, consistent with SEC regulations. In order for stockholder proposals for the 2022 Annual Meeting of Stockholders to be eligible for inclusion in our Proxy Statement, they must be received by our Corporate Secretary at our principal executive offices not later than March 25, 2022.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers and banks) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” is also permissible under the Nevada Revised Statutes and potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single Notice of Annual Meeting of Stockholders or Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or bank that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker or bank. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their broker or bank.

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No Incorporation by Reference

References to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this Proxy Statement. Information on our website, other than our Proxy Statement, Notice of Annual Meeting of Stockholders and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Disclaimer

This Proxy Statement may contain statements regarding future individual and Company performance targets and Company performance goals. These targets and Company performance goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Other Matters

The Board knows of no matters other than those listed in this Proxy Statement that are likely to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

By Order of the Board of Directors

MICHAEL D. FARKAS
Chairman and Chief Executive Officer

Miami Beach, Florida

July 23, 2021

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